[BROOKDALE LIVING COMMUNITIES, INC. LETTERHEAD]


FOR FURTHER INFORMATION:



AT THE COMPANY:                             AT FLEISHMAN HILLARD:
Mark J. Schulte                             Sharon J. Erikson
President and Chief Executive Officer       Vice President
(312) 977-3700                              (312) 751-8878


FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 4, 1998


                          BROOKDALE LIVING COMMUNITIES
                  ANNOUNCES INTEREST IN ACQUIRING ILM COMPANIES


CHICAGO, December 4, 1998 - Brookdale Living Communities, Inc. (NASDAQ: BLCI) delivered a letter today to the Chairman of the Board and the other members of the Board of Directors of each of ILM Senior Living, Inc., ILM II Senior Living, Inc., ILM I Lease Corporation and ILM II Lease Corporation (collectively, "ILM") regarding the proposed acquisition of the assets of such companies. ILM owns 13 independent and assisted living facilities in nine states with approximately 1,900 units. Based on recently reported trading prices for each of the ILM companies, they have an aggregate equity market value of approximately $110 million.

The following is the full text of the letter.

December 4, 1998

ILM Senior Living, Inc.
ILM II Senior Living, Inc.
ILM I Lease Corporation
ILM II Lease Corporation
28 State Street, Suite 1100
Boston, MA  02109

Attn: J. William Sharman, Jr. - Chairman of the Board, President and Chief Executive Officer of ILM Senior Living, Inc. and ILM II Senior Living, Inc.

         Julien G. Redele - Chairman of the Board, President and Chief Executive Officer of ILM I Lease Corporation and ILM II Lease Corporation

Gentlemen:

As you know, on June 3, 1998, Brookdale Living Communities, Inc. ("Brookdale") submitted to you a proposal pursuant to which Brookdale offered to acquire the assets of ILM Senior Living, Inc., ILM II Senior Living, Inc., ILM I Lease Corporation and ILM II Lease Corporation (collectively, "ILM") at a price that represented a very substantial premium to the then current aggregate market value of the outstanding common stock of the ILM companies. Although more than six months have passed since our original proposal, we have not received a formal response from ILM. We still greatly desire the support of ILM's management for such a transaction and hope that our original proposal will receive the prompt consideration of the Boards of Directors of the ILM companies.

However, since our original proposal, we and our financial advisor have made several attempts to contact you and your financial advisor to determine what we could do to facilitate a transaction with ILM. We have been rebuffed on each occasion. This is particularly disappointing in light of our repeatedly expressed willingness to negotiate the terms of an acquisition that is beneficial to ILM's shareholders. Thus, unless you reconsider and commence constructive discussions with us concerning this opportunity for ILM's shareholders, we believe that our only alternative will then be to take our proposal directly to ILM's shareholders. Obviously, such an approach will allow your shareholders to determine, without the obstruction of ILM's management, whether or not they would like to receive a very substantial premium to current market value.

As mentioned above, we are willing to negotiate the terms of a transaction with you. For example, we recognize that some of ILM's shareholders may be pleased with the current dividend yield on their ILM stock. In order to provide these shareholders with the opportunity to continue to receive an ongoing yield on their investment, we would consider paying a portion of the purchase price in the form of an interest bearing note that would generate a yield comparable to or higher than the yield currently paid on their ILM stock. We believe this payment structure would be appealing to these shareholders. We are also prepared to offer all cash if that is more desirable.

Our operational strengths are well suited to enhance the business potential of ILM's facilities. Our ability to successfully integrate and manage our acquired facilities is well proven. In connection with our IPO in May 1997 and thereafter, we have added to our portfolio twelve facilities (including two previously announced transactions that we expect to close in the next thirty days). The aggregate transaction value for these facilities was approximately $300 million. We are prepared to discuss with you our potential financing sources for this transaction and are prepared to deliver to you, after a reasonable due diligence period, a proposal that is not contingent on financing.

We hope that you will view our proposal as we do - as a unique opportunity for ILM's shareholders to receive a very substantial premium to current market value for their ILM stock. We are prepared to immediately meet with you and your financial advisor to constructively discuss how we may best advance this opportunity for the benefit of ILM's shareholders.

Sincerely,

BROOKDALE LIVING COMMUNITIES, INC.




Mark J. Schulte
President and Chief Executive Officer

cc:      Board of Directors, ILM Senior Living, Inc.
         Board of Directors, ILM II Senior Living, Inc.
         Board of Directors, ILM I Lease Corporation
         Board of Directors, ILM II Lease Corporation

Brookdale Living Communities, Inc. is a provider of senior and assisted living services to the elderly, with 17 facilities in 11 states containing an aggregate of approximately 3,615 units in upscale urban and suburban communities.

This news release contains certain forward-looking statements. When used in this news release, the words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, such as the risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Mark J. Schulte, President and Chief Executive Officer, Brookdale Living Communities, Inc., 312-977-3700, or Sharon J. Erikson, Vice President, Fleishman Hillard, 312-751-8878.